UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Resonate Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CONTACT:

Investor Relations
Resonate Inc.
408.548.5500
pr@resonate.com

FOR IMMEDIATE RELEASE:

RESONATE INC. ANNOUNCES MODIFICATION OF TERMS
OF
PENDING ACQUISITION BY ROCKET HOLDINGS LLC.

Price Per Share Increased to $1.83

SUNNYVALE, Calif., January 15, 2003 — Resonate® Inc. (Nasdaq: RSNT) announced today that, in light of expressions of interests received from third parties in acquiring the company following the announcement of the merger on December 24, 2002, Rocket Holdings, LLC, an entity wholly-owned by Messrs. Peter Watkins and Richard Hornstein, the Chief Executive Officer/President and Chief Financial Officer, respectively, of Resonate, agreed to amend certain terms of the merger agreement under which it would acquire the outstanding capital stock of Resonate.

The special committee of the Resonate board of directors unanimously recommended the amendment to the merger agreement. Based in part upon this recommendation, the Resonate board of directors (excluding Mr. Watkins who did not participate in any of the deliberations of the Resonate Board of Directors) approved the amendment to the merger agreement.

Under the amended terms of the merger agreement, Rocket will acquire all of the outstanding shares of Resonate common stock for $1.83 in cash per share. The value of the transaction is now approximately $50.4 million. The amendment also extended the termination date from March 31, 2003 until April 30, 2003, lowered the amount of cash, cash equivalents and short term investments that Resonate is required to have on hand at closing from $60 million to $57.5 million and added the requirement that a superior proposal to acquire Resonate must provide Resonate stockholders with at least $.03 of additional value per share. The amended merger agreement requires the approval of Resonate stockholders. The amendment to the merger agreement will be filed and made publicly available under a Form 8-K.

Broadview International acted as the financial advisor to the special committee and delivered an opinion to the special committee that the consideration to be received as a result of the transaction is fair from a financial point of view to Resonate stockholders.

About Resonate

Founded in 1995, Resonate is the leading provider of application performance management solutions for business-critical application environments. The flagship Resonate Commander™ is the first and only application performance management solution that proactively locates, diagnoses and resolves outages and performance bottlenecks before they impact end-users or the business. Hundreds of customers worldwide including AT&T, AIG, Bank of America, Charles Schwab, Chase Manhattan Corporation, Citibank, DoubleClick, Eastman Chemical, E*TRADE, FedEx, France Telecom, Nippon Steel and UBS PaineWebber among others, rely on Resonate solutions. Resonate has strategic partnerships with industry leaders including BEA Systems, IBM, and Sun Microsystems.

Resonate is headquartered in Sunnyvale, California.

For more information on Resonate, visit http://www.resonate.com.

ADDITIONAL INFORMATION:

ROCKET HOLDINGS AND ITS MEMBER-MANAGERS INTEND TO FILE A SCHEDULE 13E-3 REGARDING THE PROPOSED TRANSACTION. RESONATE INTENDS TO FILE A PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND MAIL IT TO RESONATE’S STOCKHOLDERS IN CONNECTION WITH THE PROPOSED TRANSACTION. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE SCHEDULE 13E-3 FILING AND THE PROXY STATEMENT FOR THE MERGER CAREFULLY, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PARTIES, THE PROPOSED TRANSACTION AND RELATED MATTERS. AFTER THESE DOCUMENTS ARE FILED, YOU MAY OBTAIN THEM FREE OF CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT HTTP://WWW.SEC.GOV OR BY YOU MAY OBTAIN THESE DOCUMENTS AND ANY OTHER SEC FILINGS OF RESONATE FREE OF CHARGE BY MAKING YOUR REQUEST TO PR@RESONATE.COM

Resonate Inc. and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Resonate with respect to the transactions contemplated by the merger agreement. Information regarding Resonates directors and executive officers is included in Resonate’s proxy statement for its 2002 Annual Meeting, which was filed with the SEC on July 29, 2002. More recent information regarding the directors and executive officers of Resonate and additional information regarding both companies and the interests of their members, directors and executive officers in the proposed transaction will be included in the proxy statement regarding the proposed transaction to be filed with the SEC. Resonate files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC’s public reference rooms located at 450 5th Street, N.W., Washington, D.C., 20549, or any of the SEC’s other public reference rooms located in New York and Chicago. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. The reports, statements and other information filed by Resonate with the SEC are also available for free at the SEC’s web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from Resonate by making your request to the contact listed at the beginning of this document.

SAFE HARBOR

The statements contained in this document that are forward-looking are based on the current expectations by Resonate. These forward-looking statements are based on information currently available to the company and estimates based upon current information. Further information about risks and uncertainties relating to Resonate and its business can be found in its most recent Form 10-Q filed with the SEC. You should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, Resonate undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this document.

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